Exhibit 11
Peter Kiewit Sons', Inc.
Calculation or Earnings per Share
For the three months ended March 31, 1997 and 1996


                                        Class C Stock         Class D Stock
                                      Three Months Ended   Three Months Ended
                                         March 31,             March 31,
                                    1997      1996          1997        1996

Actual weighted shares
  outstanding for the period     9,321,469  10,257,392  24,441,494  23,236,057

Dilutive stock options using
  average market price                   -          -      85,535           -
                                 --------- ----------  ----------  ----------

Total number of shares used to
  compute primary earnings per
  share.                         9,321,469 10,257,392   24,525,029  23,236,057

Additional dilutive stock options
  using ending market price              -          -            -           -
                                 --------- ----------   ----------  ----------

Additional dilutive shares assuming
  conversion of convertible
  debentures                      436,833    362,422             -           -
                                ---------  ---------    ----------   ---------

Total number of shares used to
  compute fully diluted earnings
  per share.                    9,758,302 10,619,814    24,525,029  23,236,057
                                ========= ==========    ==========  ==========
Net income available to common
  shareholders                  $  15,336 $    6,771    $   19,468  $   18,003

Add: Interest expense, net
 of tax effect associated
 with convertible debentures         127          89              -          -
                                --------  ----------    -----------  ---------

Net income for fully
 diluted shares                 $ 15,463  $    6,860    $    19,468  $  18,003
                                ========  ==========    ===========  =========

Primary earnings per share      $   1.65  $     0.66    $      0.79  $    0.77
                                ========  ==========    ===========  =========

Fully diluted earnings
  per share                     $   1.58  $     0.65    $      0.79  $    0.77
                                ========  ==========    ===========  =========